UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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COLUMBIA SPORTSWEAR COMPANY
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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SUPPLEMENT DATED MAY 28, 2021
TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
COLUMBIA SPORTSWEAR COMPANY
TO BE HELD JUNE 2, 2021

Explanatory Note
This supplement to the Proxy Statement dated April 20, 2021 (the “Proxy Statement”) of Columbia Sportswear Company (the “Company”) supplements the disclosure in (i) the last sentence of the first paragraph under the heading “Proxy Summary – 2020 Business Highlights – Fiscal 2020 Financial Results” on page 2 of the Proxy Statement, and (ii) the sixth sentence of the second paragraph under the heading “Executive Compensation – Compensation Discussion and Analysis – Executive Summary” on page 20 of the Proxy Statement, in each case to include a definition and other information regarding the disclosure of free cash flow and a reconciliation of free cash flow to net cash provided by operating activities for fiscal year 2020. This supplemental information, which we do not consider material, was inadvertently omitted from the Proxy Statement.
Revisions to Proxy Summary – 2020 Business Highlights – Fiscal 2020 Financial Results
The following text amends and restates the disclosure in the last sentence of the first paragraph under the heading “Proxy Summary – 2020 Business Highlights – Fiscal 2020 Financial Results” on page 2 of the Proxy Statement:
These actions, combined with disciplined working capital management enabled free cash flow of nearly $250 million, and cash and short-term investments of over $790 million and no borrowings exiting the year.1
1 Free cash flow is a non-GAAP financial measure that is equal to net cash provided by operating activities less capital expenditures. Management believes that free cash flow is helpful in evaluating our ability to invest in organic growth opportunities, return capital to shareholders and opportunistically pursue acquisitions. Free cash flow is not a recognized term under GAAP and does not purport to be an alternative to net cash provided by operating activities as a measure of liquidity.
The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included in the “Executive Compensation – Compensation Discussion and Analysis – Executive Summary” section below. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.
Revisions to Executive Compensation – Compensation Discussion and Analysis – Executive Summary
The following text amends and restates the disclosure in the sixth sentence of the second paragraph under the heading “Executive Compensation – Compensation Discussion and Analysis – Executive Summary” on page 20 of the Proxy Statement:
Our management team’s swift action to reduce expenses and preserve capital along with disciplined working capital management enabled free cash flow of nearly $250 million, and cash and short-term investments of over $790 million and no long-term debt exiting the year.2
2 Free cash flow is a non-GAAP financial measure that is equal to net cash provided by operating activities less capital expenditures. Management believes that free cash flow is helpful in evaluating our ability to invest in organic growth opportunities, return capital to shareholders and opportunistically pursue acquisitions. Free cash flow is not a recognized term under GAAP and does not purport to be an alternative to net cash provided by operating activities as a measure of liquidity.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included below. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net cash provided by operating activities to free cash flow

(in thousands)	Year Ended December 31, 2020
Net cash provided by operating activities	$276,077
Capital expenditures	(28,758)
Free cash flow	$247,319

Voting Information
Proxies received since the mailing date of the Proxy Statement will continue to be voted as instructed unless otherwise revoked or changed by a subsequent proxy. If you have already submitted a proxy to vote your shares at the Annual Meeting and you do not wish to change your vote, you do not need to resubmit a new proxy or re-cast your vote.